Exhibit 10.1

FIRSTMERIT CORPORATION
EXECUTIVE CASH INCENTIVE PLAN

I.	TERM OF THE PLAN

The FirstMerit Corporation Executive Cash Incentive Plan (the “Plan”) is effective beginning January 1, 2005, and will remain in effect until terminated by the Compensation Committee of the Board of Directors of FirstMerit Corporation (“FirstMerit”).

II.	PLAN OBJECTIVES

FirstMerit is making available to eligible executive officers of FirstMerit and its subsidiaries, through this Plan, compensation designed to foster superior financial results for FirstMerit by encouraging executive officers to meet or exceed stated goals. The objectives of the Plan are:

1.	Foster superior financial results, producing a financial benefit to FirstMerit shareholders;

2.	Motivate and reward executives toward superior financial performance by FirstMerit; and

3.	Retain key executive talent in order to achieve stated financial objectives and continue long-term growth of FirstMerit.

III.	ELIGIBILITY

All employee members of the Executive Committee of officers and certain other employees approved by the Compensation Committee for eligibility shall be entitled to participate in the Plan.

IV.	PLAN ELEMENTS

Each executive will be required to attain goals in both corporate and individual performance categories in order to receive compensation under the Plan. Each year in the first quarter of the calendar year, (i) the Chief Executive Officer will determine the specific individual performance goals for each participant, and (ii) the Compensation Committee of the Board of Directors, taking into consideration recommendations by the Chief Executive Officer, will determine the corporate performance goals, the weighting between the corporate and individual categories, and the percentage amounts to be paid for attainment of all goals, subject to approval by the Board of Directors. Goals and payment amounts for the Chief Executive Officer will be determined by the Compensation Committee, subject to approval by the full Board of Directors, with the Chief Executive Officer abstaining from discussion and voting.

There are five tiers within each of the corporate and individual categories:

•	threshold

•	intermediate

•	target

•	high

•	maximum

Each tier within each category will have a stated goal. The corporate category goals will be aligned with the corporate business plan objectives and defined in terms of FirstMerit’s earnings per share, including the accrual for Plan payments in the calculation of earnings per share and calculating the earnings per share in accordance with generally accepted accounting principles.

The individual category goals will be based upon financial and project goals established for the individual based on the individual’s area of responsibility.

The corporate category goal must be achieved at the threshold level or better for an executive to receive any payment under the corporate category, and an executive must attain his or her individual performance goal at the threshold level or better in order to receive any payment under the individual category. If performance goals are achieved between tiers within either category, a prorated payment will be made.

Notwithstanding anything else in this Section IV or elsewhere in the Plan, in its sole discretion, the Compensation Committee may adjust any one or more award amounts before or after the calendar year end, change goals or waive any requirements for awards pursuant to the Plan. The terms of the Plan shall not be deemed to grant any employee an entitlement to payment under the Plan.

V.	PAYMENTS

Payments under the Plan are based on the corporate and individual performance for each calendar year and will be made within the first quarter of the following calendar year upon approval by the Compensation Committee.

VI.	NEWLY HIRED, TRANSFERRED, PROMOTED AND TERMINATED PARTICIPANTS

If a participant is transferred or promoted or becomes totally disabled before the last day of the calendar year, the participant will be eligible to receive payment under the Plan if the participant is employed on the last day of the calendar year and if the stated goals have been achieved by the last day of the calendar year, as such goals may be revised for the individual based upon a change in position. Payment will be prorated based upon the tenure of the executive in the eligible position.

If the participant’s employment is terminated before the payment date for any reason other than retirement, the executive will not be eligible for any payment under the Plan.

If the participant retires (as retirement is defined under the FirstMerit benefit plan providing for the earliest possible retirement) effective before the end of the calendar year, the participant will not be entitled to payment under the Plan. If the participant retires effective at any time after the end of the calendar year, the retiring participant will be entitled to payment in accordance with the terms of the Plan.

FirstMerit reserves the right to withhold payments to any participant under the Plan based on a participant’s violation of any of FirstMerit’s policies and procedures, as determined by the Compensation Committee.

VII.	OTHER EMPLOYEE BENEFITS

Benefits to executives under other benefit plans will not be affected by payments under this Plan to the extent benefits under the other plans are based upon base salary, but will be affected by payments under this Plan to the extent benefits under the other plans are based upon Form W-2 earnings. FirstMerit retains the right to amend, cancel or change any other benefit plans.

VIII.	AMENDMENT AND ADMINISTRATION OF THE PLAN

The Plan may be terminated or amended by the recommendation of the Compensation Committee, subject to the approval of the Board of Directors. Any question of interpretation of the Plan will be determined by the Compensation Committee. The Executive Vice President of Human Resources and the Manager of Compensation are responsible for administering the Plan in accordance with the terms of the Plan and the goals and payments determined annually by the recommendation of the Compensation Committee and approval of the Board of Directors.